EXHIBIT 11


                              COLUMBUS ENERGY CORP.
                 Statement of Computation of Per Share Earnings
                                   (Unaudited)
                      (In Thousands Except Per Share Data)


                                       Nine Months               Three Months
                                    Ended August 31,           Ended August 31,
                                    ----------------           ----------------
                                   1997         1996          1997          1996
                                   ----         ----          ----          ----
Primary:

 Based on weighted average
 shares outstanding including
 the effect of common stock
 equivalents:

 Weighted average shares
  outstanding:                    3,918        3,811         3,890         3,811

Incremental shares attributable
to dilutive stock options and
warrants outstanding based on
average market price during the
period calculated using the
treasury stock method                74           43            84           103
                                 ------       ------        ------        ------

  Total average common and
   common equivalent shares       3,992        3,854         3,974         3,914
                                 ======       ======        ======        ======

    Net earnings                 $2,099       $1,539        $  535        $  456
                                 ======       ======        ======        ======


Earnings per share               $  .53       $  .40        $  .13        $  .12
                                 ======       ======        ======        ======


Note:Fully diluted incremental shares for the nine months were 92,000 and 64,000 with total average common and common share equivalent shares 4,010,000 and 3,875,000 in 1997 and 1996, respectively.

     Fully diluted incremental shares for the three months were 84,000 and 158,000 with total average common and common share equivalent shares 3,974,000 and 3,969,000 in 1997 and 1996, respectively.